Exhibit 99.1

Arcadia Biosciences (RKDA) Announces Fourth-Quarter and Full-Year 2025 Financial Results and Business Highlights

-- Zola® revenues increase 17% year-over-year --

-- Arcadia and Roosevelt Resources terminate proposed business combination --

-- Exercise of preferred investment options yields $2.1 million gross proceeds --

DALLAS, Texas (March 26, 2026) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative wellness products, today released its financial and business results for the fourth quarter and full year of 2025.

“At the end of 2025, we received a termination notice from Roosevelt Resources related to the Securities Exchange Agreement concerning a proposed business combination, signed in December 2024.” said T.J. Schaefer, CEO of Arcadia.

Schaefer continued, “After receiving this news, we took steps to improve our balance sheet by entering into definitive agreements for the immediate exercise of certain outstanding preferred investment options, resulting in gross proceeds of approximately $2.1 million to Arcadia. We intend to use these proceeds, along with our other assets, to continue growing our Zola® coconut water brand while we evaluate strategic alternatives.

“In 2025, Zola sales growth continued to outpace the coconut water category. At the same time, we reduced our SG&A expenses by approximately 27%, and our net cash used in operating activities declined by 49% in 2025 compared to 2024,” Schaefer added.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three months ended Dec 31				Twelve months ended Dec 31
	2025	2024	Favorable/ (Unfavorable)		2025	2024	Favorable/ (Unfavorable)
			$	%			$	%
Total Revenues	901	1,216	(315)	(26%)	4,858	5,045	(187)	(4%)
Total Operating Expenses	2,276	3,495	1,219	35%	7,358	8,693	1,335	15%
Loss From Continuing Operations	(1,375)	(2,279)	904	40%	(2,500)	(3,648)	1,148	31%
Net Loss Attributable to Common Stockholders	(1,336)	(4,064)	2,728	67%	(2,339)	(7,038)	4,699	67%

Certain previously reported financial information has been reclassified to conform to the current year presentation. Reclassifications are related to the presentation of the financial results of our former GoodWheatTM brand as discontinued operations. The financial information above and narrative that follows relate to continuing operations unless stated otherwise.

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

Revenues decreased by $315,000, or 26%, during the fourth quarter of 2025 compared to the same period in 2024 in part due to lower Zola sales and higher deductions. In addition, the fourth quarter of 2024 included $55,000 in sales of GLA oil that were absent in 2025.

Revenues for the full year of 2025 decreased $187,000, or 4%, compared to 2024 despite an increase in Zola sales primarily due to $756,000 in sales of GLA oil in 2024 that were absent in 2025. Zola revenues increased $701,000, or 17%, compared to 2024 primarily driven by an increase in distribution resulting in higher sales volume.

Operating Expenses

Cost of revenues decreased by $118,000, or 14%, during the fourth quarter of 2025 compared to the same period in 2024 primarily due to lower Zola sales. Cost of revenues increased $135,000, or 5%, during 2025 compared to 2024 driven by a 17% increase in Zola sales, which increased product costs and freight expenses. Cost of revenues for 2024 also included a write-down of $154,000 related to hemp and GoodWheat seed.

Selling, general, and administrative (SG&A) expenses decreased by $1.1 million and $2.6 million for the fourth quarter and full year of 2025 compared to the same periods in 2024, respectively, primarily driven by operating costs and employee related costs in 2024 that were absent in 2025.

Other operating expenses increased by $1.2 million for the full year 2025 compared to 2024 driven by a $4.0 million gain related to the asset sale to Corteva in 2024 that was offset by a $750,000 gain related to the asset sale to Bioceres as well as a gain of $2.0 million associated with the reduction of the company’s contingent liability in 2025.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the fourth quarter of 2025 was $1.4 million, or $0.97 per share, compared to $4.1 million, or $2.98 per share, for the same period in 2024. The improvement in net loss attributable to common stockholders for the fourth quarter of 2025 compared to the same period in 2024 was primarily driven by the decrease in SG&A expenses as well as the change in the estimated fair value of common stock warrant and option liabilities.

Net loss attributable to common stockholders for 2025 was $2.3 million, or $1.71 per share, compared to $7.1 million, or $5.17 per share, for 2024. The improvement in net loss attributable to common stockholders for 2025 compared to 2024 was primarily driven by the decrease in SG&A expenses, a gain of $2.3 million related to the Above Food common stock, and the change in the estimated fair value of common stock warrant and option liabilities.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future results of operations concerning the company and its products, including, but not limited to, statements relating to the company’s growth, cash position, operating costs, financial performance, and the impact on shareholder value. Undue reliance should not be placed on any forward-looking statements. Forward-looking statements are only predictions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results anticipated by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks set forth in filings that the company makes with the Securities and Exchange Commission from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2025 (the 2025 Form 10-K), and other filings that the company makes with the SEC. Forward-looking statements concerning anticipated future activities also assume that the company has sufficient funding to continue its operations and planned activities, which may not be the case. As described in greater detail in the 2025 Form 10-K, the company will require additional funding in the near future to continue its operations and planned activities. There are no assurances that required funding will be available at all or will be available in sufficient amounts or on reasonable terms. The company may seek to raise additional funds through equity or debt financings, through transactions involving its other assets, or through other transactions. Any sale of additional equity securities could result in dilution to company stockholders. Reported results should not be considered as an indication of future performance. Forward-looking statements made in this press release speak only as of the date hereof, and except as required by law, Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements or to reflect events or circumstances arising after the date of this press release.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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